PROSPECTUS	Pricing Supplement No. 4232
Dated May 17, 2005	Dated September 26, 2005
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated August 24, 2005	No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date:	September 26, 2005
Settlement Date (Original Issue Date):	October 6, 2005
Maturity Date:	October 6, 2017
Principal Amount (in Specified Currency)	US$ 100,000,000
Price to Public (Issue Price):	100.000%
Agent's Discount or Commission:	0.000%
Net Proceeds to Issuer (in Specified Currency):	US$ 100,000,000
Interest Rate Per Annum:	5.500%
Interest Payment Date(s):	April 6 and October 6 of each year commencing April 6, 2006 and ending on the Maturity Date.

Clearance and Settlement:

X	DTC Only

DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes - General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

Euroclear and Clearstream, Luxembourg only

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
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Rule 424(b)(3)-Registration Statement
No. 333-123085

CUSIP: 36962GS39

US ISIN: US36962GS396

Common Code: 023183714

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A
Initial Redemption Date: October 6, 2008 (see "Additional Terms Interest" below)
Initial Redemption Percentage: N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A
Optional Payment Currency: N/A
Designated Exchange Rate: N/A
Option Value Calculation Agent: N/A
Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A
Determination Agent: N/A

(Fixed Rate)
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Rule 424(b)(3)-Registration Statement
No. 333-123085

Listing:
Listed on the Luxembourg Exchange
X	Not Listed on the Luxembourg Exchange
Other Listing

Additional Terms:

Interest:

Interest on the Notes will accrue from and including October 6, 2005 and will be payable in U.S. Dollars semi-annually on each April 6 and October 6, commencing on April 6, 2006 and ending on the Maturity Date or date of earlier redemption (each, an "Interest Payment Date"). Thereafter, interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date, date of earlier redemption or the Maturity Date falls on a day other than a Business Day, principal and/or interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date, date of earlier redemption or Maturity Date to such next succeeding Business Day.

Optional Redemption:

The Company may at its option elect to redeem the Notes in whole on October 6, 2008 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date) at 100% of their principal amount plus accrued interest to but excluding the date of redemption. In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Optional Redemption Date.

Additional Information:

General.

At June 30, 2005, the Company had outstanding indebtedness totaling $346.445 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2005, excluding subordinated notes payable after one year was equal to $345.672 billion.

(Fixed Rate)
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Pricing Supplement No. 4232
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Rule 424(b)(3)-Registration Statement
No. 333-123085

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Three Months Ended June 30, 2005
2000	2001	2002	2003	2004
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.72

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Deutsche Bank Securities Inc. (the "Underwriter"), as principal, at 100.000% of the aggregate principal amount less an underwriting discount equal to 0.000% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.